Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-8 No. 333-205983) pertaining to the Tyler Technologies, Inc. 2010 Stock Option Plan (Form S-8 No. 333-168499) and the Registration Statement (Form S-8 No. 333-182318) pertaining to the Tyler Technologies, Inc. Employee Stock Purchase Plan of our reports dated February 24, 2016, with respect to the consolidated financial statements of Tyler Technologies, Inc., and the effectiveness of internal control over financial reporting of Tyler Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

Dallas, Texas
February 24, 2016